As filed with the Securities and Exchange Commission on February 13, 2014

File No. 000-18656

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A

(Amendment No. 1)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

RAPID FIRE MARKETING, INC.
(Exact name of registrant as specified in its charter)

Nevada	26-0214836
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1802 N. Carson Street

Carson City, NV 89701
Telephone: (775) 461-5127

(Address and telephone number of Registrant’s principal executive offices)

Nevada Business Center, LLC

311 West Third Street

Carson City, NV 89703
Telephone: (775) 461-5127

(Name, address, and telephone number of agent for service)

Copies of communications to:

Gregg E. Jaclin, Esq.

Szaferman, Lakind, Blumstein & Blader, P.C.

101 Grovers Mill Road

Lawrenceville, New Jersey 08648

Tel. No.: (609) 275-0400

 Fax No.: (609) 275-4511

Securities to be registered under Section 12(b) of the Act:

Title of each class	Name of Exchange on which to be so registered each class is to be registered

None	N/A

Securities to be registered under Section 12(g) of the Exchange Act:

Common Stock, par value $0.001
Title of each class

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of a “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer

☐ Non-accelerated filer (do not check if smaller reporting company)	☒ Smaller reporting company

EXPLANATORY NOTE

This Amendment No. 1 to our Form 10-12G, as originally filed on November 19, 2013 (the “Report”), is being filed to include audited financial statements for the years ended December 31, 2012 and 2011, which were inadvertently omitted from the Original Filing, include updated interim financials for the periods ended September 30, 2013 and 2012 pursuant to Regulation S-X, update the Company’s “Executive Compensation” section for the year ended December 31, 2013 and appropriate updates connected to the Company’s capital structure..

FORWARD-LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

Item 1. Business.

Overview

Rapid Fire Marketing, Inc. (“Rapid Fire,” “RFMK” or the “Company”) was incorporated under the laws of the state of Delaware in 1989 as G.D.E. Search Corporation. In 1990 the Company changed its name to Ponder Industries, Inc. In 2001, the Company changed its name to N-Vision Technology. On May 30, 2007, the Company merged with and into Rapid Fire Marketing, Inc., a Nevada Corporation (the “Merger”). As a result of the Merger, the Company became a Nevada corporation and changed its name to Rapid Fire Marketing, Inc. The Company’s current business plan is to sell vapor inhaler products including Bionic Cigarettes, and through a separate division provide Medical Cannabis management services.

Principal Products and Services

The CANNAcig Vapor Inhaler

On November 29, 2011, we began development of a new product for the medical cannabis business. This product would be, in effect, an electronic cigarette that instead of vaporizing nicotine would vaporize THC (Tetrahydrocannabinol). A trademark for this product was filed in January of 2012 but on trademark attorney’s advice, the trademark application was not pursued because the USPTO would deny the trademark. The Company began development of the CANNAcig Vapor Inhaler in April 2012, and currently obtains the product through outsourced manufacturers who have been selected and retained by the Company.

The CANNAcig Vapor Inhaler is brand new technology for smokers and medical marijuana users around the world. The device uses vaporizer technology which makes the unit discreet, and we believe it may be a healthier alternative to actual smoking.

The CANNAcig Vapor Inhaler is smokeless. A user is able to consume vapor without all of the harmful effects of actual smoke. It is also nearly odor free, and can be used in public places. The consumer will no longer need to find a quiet and private place to "smoke."

The CANNAcig Vapor Inhaler allows the user to "draw" as much "smoke" as desired without the unit heating up and getting too hot, nor under normal circumstances will it leak or create a mess for the user. The biggest benefit of the CANNAcig vaporizer is the ability for the user to get the effect of smoking medical marijuana without the health and social risks involved with smoking. It closely simulates smoking and still delivers potent results, can be used in non-smoking areas, and overall costs significantly less compared to any type of traditional smoking activity. THC oils and other viscous liquids are typically available at medical marijuana collectives and are less expensive to use than obtaining rolling papers and dried cannabis. Unlike conventional cigarettes, vaporizers only contain nicotine or other active ingredient, as opposed to the hundreds of other harmful chemicals found in actual smoking. .

Vapor inhalers consist of 3 components: a battery, an atomizer and a loadable cartridge. When a user takes a drag the atomizer, the light on the tip of the inhaler is powered on by the battery. The atomizer heats the air drawn into the electronic device to a high enough temperature that it vaporizes the active agent in the replaceable cartridge. The vapor is then inhaled into the mouth and lungs fully simulating the smoking experience and delivering the essential components. The simulated "smoke" is just water vapor that evaporates in a few seconds which leaves no lingering odor.

The products are priced competitively with the industry. There are two consumable items which will require replacement; batteries and cartridges. The batteries are rechargeable but will need to be replaced after normal use in 3-6 months’ time. The cartridges that are pre-loaded for medical marijuana patients will need to be replaced by the user.

Bioniccigs

In January 2010, Rapid Fire Marketing created the Bionic Cigs electronic cigarette division. The Company was looking to take advantage of the growing popularity of electronic cigarettes as a smoking cessation device. An electronic cigarette is defined as follows:

An electronic cigarette (or e-cigarette), personal vaporizer (PV), or electronic nicotine delivery system (ENDS) is an electronic inhaler meant to simulate and substitute for tobacco smoking. It generally utilizes a heating element that vaporizes a liquid solution. Some release nicotine, while some merely release-flavored vapor. They are often designed to mimic traditional smoking implements, such as cigarettes or cigars, in their use and/or appearance.

The benefits and risks of electronic cigarette use are currently uncertain, but they are likely safer than smoking tobacco. Laws vary widely concerning their use and sale, and are the subject of pending legislation and ongoing debate.

Smoking Cessation Device

Because electronic cigarettes emit far less chemicals, and the "smoke" is water vapor, we believe these devices are safer than traditional cigarettes. The drug nicotine is introduced into the body the same way as smoking but the smoker is exhaling water vapor rather than smoke. These devices can be used in some places where cigarette smoking is prohibited.

Use of the Electronic Cigarette

Electronic cigarettes are usually purchased as a kit. The Bionic Cig is sold in a kit which (typically) includes batteries that look like a pen or cigarette, charging devices (USB, wall plugin, and/or car charger), flavored cartridges (with or without different levels of nicotine), atomizers (or cartomizers which are cartridges and atomizers all in one), storage boxes or cases, other accessories, and a user's manual.

New electronic cigarettes need to be charged before using. The Bionic Cig has a light to let the user know when they are finished charging. Multiple batteries enable the user to have one battery in use at the same time the user is charging another battery in the kit.

The user then assembles (a simple process) the electronic cigarette by screwing the parts together, which include the mouthpiece, atomizer and battery. Once the unit is assembled, the user can simply "draw" on the mouthpiece just as with an actual cigarette to inhale the vaporized nicotine.

The process works through heating by the atomizer which vaporizes the nicotine oil in the forward part of the mouthpiece. As you draw, the nicotine is heated and you will inhale and then release water vapor, instead of smoke. One cartridge may usually be the equivalent of 10-25 cigarettes, more or less, depending on the type. Bionic Cigs offers two different levels of nicotine depending on what the user desires. Bionic Cigs offers 12 and 16 mg nicotine cartridges for sale on the site as replacement cartridges once the initial supply in the starter kit are used up.

Medical Cannabis Management

The Company also provided full service marketing, consulting and management services under Medical Cannabis Management(“MCM”), (a division of Rapid Fire Marketing) for medical cannabis related businesses and entities.

On August 25, 2011, MCM commenced consulting services for non-profit organizations seeking to grow, cultivate and provide medical cannabis for use in California, however, by early 2012, the Company determined that it would be in the best interests of the Company to cease offering consulting services under MCM. As a result, the Company no longer provides consulting services.

Other Key Events

InboundMarketingPR

On August 3, 2011, the Company entered into an Asset Purchase Agreement to acquire 100% of InBound Marketing PR. InBound Marketing PR was intended to become the marketing arm for RFMK to conduct Internet and social media marketing for Bionic Cigs, MCM as well as RFMK itself. The terms of the agreement were never completed, however assets of InBoundMarketingPR were retained. InBoundMarketingPR agreed to stay on as the marketing arm for Rapid Fire Marketing with no consideration. InboundMarketingPR would only be paid for leads that were subsequently closed, a contract finalized and payment received by Rapid Fire Marketing. InboundMarketingPR was unable to close any business and was not paid.

Otherside Health Management

On February 28, 2012, the Company entered into a distribution agreement with Otherside Health Management (“Otherside”) for distribution of the CANNAcig in the state of California, as well as facilitating distribution of the CANNAcig throughout the U.S. and abroad. Later in 2012, however, the Company terminated this agreement due to non-performance.

Pyrenees Investments, LLC

On April 12, 2012, the Company entered into an agreement with Pyrenees Investments, LLC for consulting services related to becoming a fully reporting public company with a potential listing on a different exchange. The consulting services also include the establishment of operational procedures, sales and marketing channels and financial reporting and measurement. On May 21, 2012, this agreement was amended and extended until August of 2013, and on September 1, 2013 was again extended for one year.

Cheryl Shuman Agreement

On May 11, 2012, Rapid Fire Marketing executed an agreement with Cheryl Shuman. Under the terms of the agreement, Ms. Shuman serves as media spokesperson and is to conduct marketing, public relations, product placement, consulting services for the Company. The partnership gives the Company the ability for all celebrity media product placement opportunities in film, television, music and lifestyle media.

Distribution Methods of our Products

Initially, distribution of products were to “smoke shops” in California and Arizona through business relationships with Otherside Health Management. Otherside also set up online sales of the CANNAcig at vinhaler.com. As discussed in the paragraph Otherside Health Management, sales began to decline and cash from sales were not sent to the Company in a timely manner. During its relationship with Otherside, Rapid Fire Marketing sold products through the website, vinhaler.com. These sales stopped when the relationship with Otherside was terminated.

Since September 2012, online sales have been conducted through another independent contractor who owns the domain “theCANNAcig.com”. Sales have continued through this site. The CANNAcig was also sold through a distribution agreement with GotVape.com for a one time sale with the option of additional sales through a relationship with independent contractor, Cheryl Shuman.

New Products

Late in 2012 and into early 2013, many users of the CANNAcig expressed interest on “theCANNAcig.com” in a “dry” vaporizer. A “dry vaporizer” is a special unit which will vaporize plant material rather than oil. Considering that plant material is accessible much easier less expensive than oil, Rapid Fire Marketing decided to work with HexCorp to develop a dry vaporizer unit.

Rapid Fire Marketing expects delivery of an initial supply of 2,300 units of the dry vaporizer which will be trademarked and patented upon completion of the final working prototype which is expected in October, 2013.

Competition

Our product, the CANNAcig, is as small and discreet as most other vaporizers on the market. Some of our competitors have products that are larger and heavier than our vaporizers and require energy sources to operate. All vaporizers work in a similar way. Consequently, competition is based on brand development and recognition and price. The internet marketplace for smaller vaporizers is very competitive with many brands being offered. Examples of the major competitive brands that we compete against are:

▪	Cannabee and the eJoint ®.
▪	Grenco Science™ and the G Pen and Micro G.
▪	Atmos Raw Vape.

Below are links to four competitors and their disposable lines:

▪	http://www.cannabee.com/
▪	http://www.grencoscience.com/
▪	http://www.atmosrawvaporizer.com/

Intellectual Property

We anticipate over time, with the development of our new line of products, the Company will implement more stringent procedures to protect our trademarks, copyrights and intellectual property.

We intend to enter into confidentiality agreements with our employees, consultants, vendors and customers. We also intend to enter in to non-disclosure agreements with partners seeking to do business with us, represent us, distribute our products or help us in capitalization and public awareness.

Governmental Regulation

Currently, there are seventeen states plus the District of Columbia that have laws and/or regulation that recognize in one form or another legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering legislation to similar effect. As of the date of this writing, the policy and regulations of the Federal government and its agencies is that cannabis has no medical benefit and a range of activities including cultivation and use of cannabis for personal use is prohibited on the basis of federal law and may or may not be permitted on the basis of state law. Active enforcement of the current federal regulatory position on cannabis on a regional or national basis may directly and adversely affect the willingness of customers of Rapid Fire to invest in or buy products from Rapid Fire. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect revenues and profits of the Company.

Research and Development

In 2011 and 2012, the Company spent $0 and $335 on research and development of new products. We believe that as a result of the R&D expense, our products are more competitive, easier to use than earlier products, and more inexpensive to manufacture.

Employees

As of February 13, 2014, our sole officer and director, Thomas Allinder, is our only full time employee.

Executive Offices

Our principal executive offices are located at 311 West Third St., Suite 1234, Carson City, NV, 89703.  Our telephone number is 775-461-5127.

Item 1A. Risk Factors.

Smaller reporting companies are not required to provide the information required by this item.

Item 2.  Financial Information.

Selected Financial Data

Smaller reporting companies are not required to provide the information required by this item.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Except for the historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this report. Our actual results or actions may differ materially from these forward-looking statements for many reasons. Our discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes and with the understanding that our actual future results may be materially different from what we currently expect.

Our Business

The core business of Rapid Fire Marketing is the sale of vapor inhalers. The vapor inhaler is the base technology for the CANNAcig product. At this time, we are intend to develop additional products based on vapor inhaler technology including, the Pocket Puffer, and the Power Pocket Puffer. We believe vapor inhalers have the biggest opportunity in the retail markets where it is sold without the active ingredient. Accordingly, we do not sell any units with active ingredients.

We are a vapor inhaler development and sales company that provides the best solution for vaporizing nicotine, THC (tetrahydrocannabinol) for the medical marijuana industry and herbs for casual users. We believe our technology is a healthier alternative for smokers and medical marijuana users all around the world.

Our target customer is an individual who uses nicotine, medical marijuana and herbs for vaporization. These individuals are seeking a device that will not leak, get excessively hot or otherwise be deficient. Our units are set up and ready to use right out of the box.

The Company’s objectives are consumer focused:

(a)	Create and continue to create the most innovative vaporizer products on the market.

(b)	Develop customer and brand loyalty, by creating the most innovative cost-effective products on the market, and using that customer loyalty to develop renewable payment revenue streams.

(c)	To dominate the market by reaching profitability quickly and using that profit as re-investment into new product development, market share strategies and customer loyalty programs.

The key day-to-day processes that our business performs to serve our customers are as follows:

(a)	Product Development: The CANNAcig has been fully developed and tested by an independent and unrelated third party. Initially, the product was sold in retail smoke shops in Arizona and California, as well as online. A one-time sale through a distributor (GotVape.com) was conducted as well. However over time, all sales have been conducted online through an independent contractor who owns theCANNAcig.com.

(b)	Sales: Through the CANNAcig.com

(c)	Marketing: Internet marketing, social media, E-mail, news and press releases and a variety of other marketing methods.

(d)	Customer Service: Customer Service is managed directly in-house to resolve any customer questions or concerns.

Our relevant market is large enough for our company to enjoy potential success given the current size of the electronic cigarette and vaporizer markets. In addition, because there are few competitors, we believe we can be successful in capturing a large market share in the electronic cigarette and vaporizer industries.

Plan of Operation

As the Company has limited cash flow from operations, its ability to maintain normal operations is entirely dependent upon obtaining adequate cash to finance its overhead, research and development activities, and acquisition of production equipment. For the last three years, the Company has raised capital to finance operations through sale of equity, short-term debt in which its obligations were paid immediately, product financing and issuance of equity for services. It is unknown when, if ever, the Company will achieve a level of revenues adequate to support its costs and expenses.

Because of the Company’s history there is considerable doubt that the Company will be able to obtain additional financing if needed. The Company spends approximately $40,000 per month currently, and projects that with adequate funding will need $1,200,000 in a twelve month period to support normal operations. The Company’s ability to meet its cash requirements for the next twelve months depends on its ability to obtain such financing. Even if financing is obtained, any such financing will likely involve additional fees and debt service requirements, which may significantly reduce the amount of cash we will have for our operations. Accordingly, there is no assurance that the Company will be able to implement its plans.

In order for the Company to meet its basic financial obligations, including salaries and normal operating expenses, it plans to sell additional units of its products, and to seek additional equity or debt financing. The Company has a commitment for $1,500,000 in financing from Ironridge Global, an international fund, in the form of preferred equity purchase. To date we have received $250,000, or 5 tranches,, with approximately 25 subsequent monthly tranches remaining of $50,000, or $1,250,000. The Company cannot assure this will be adequate financing to meet the needs of the Company over the next 12 months or through the 2.5 years of payments due.

The Company is continuing its efforts to obtain customers for its products, expand its sales efforts worldwide and expand the industries it targets for possible customers. The Company also has future plans for additional products, and revisions to its current products. In support of this the Company plans to hire additional personnel who have the industry experience and the training so that they can be immediately effective in the building of the Company. The Company retains most design, product configuration, and technical engineering resources “in-house.” The Company will continue to develop new products over the next twelve months and will plan to invest a certain amount of funds to product development, although at this time, we do not believe that will be a considerable material in relation to the overall expenses of the Company.

The Company does not plan on a large equipment purchase or a significant change to the number of employees over the next twelve months. The Company does plan to implement a contract sales force to help distribute its products through retail outlets in the 17 states where its products are legally sold.

Results of Operations

Three Months Ended September 30, 2013 Compared to Three Months Ended September 30, 2012

Sales for the three months ended September 30, 2013, were $3,242, a decrease of $19,546 or 86%, as compared to $22,788 for the three months ended September 30, 2012. The decrease was due to limited funds available for marketing, as well as our inability to fully maintain and staff the sales function, and the related marketing support. We also incurred direct costs of $1,166 and $6,361 related to sales during the three months ended September 30, 2013 and 2012, respectively.

We incurred operating expenses of $108,095 during the three months ended September 30, 2013, a decrease of $137,328 or 56%, as compared to $245,423 for the three months ended September 30, 2012.

Sales and marketing expenses were $16,971 for the period ended September 30, 2013, a decrease of $42,951 or 72% over the prior period. General and administrative expenses were $91,124 for the period ended September 30, 2013, a decrease of $29,542 or 24% over the prior period. These decreases in costs were due primarily to a decrease in professional fees. Stock for services expense was $0 for the period ended September 30, 2013, as compared to $64,500 for the three months ended September 30, 2012.

Nine Months ended September 30, 2013 Compared to Nine Months ended September 30, 2012

Sales for the nine months ended September 30, 2013, were $16,788, a decrease of $8,837 or 34%, as compared to $25,625 for the nine months ended September 30, 2012. The decrease was due to limited funding in the recent quarter, while we are able to spend more in the first and second quarter of 2013. We expect that our funding resources will allow for a more consistent and growing investment in our sales and marketing in future periods.. We also incurred costs of $5,343 and $10,796 related to sales during the nine months ended September 30, 2013 and 2012, respectively.

We incurred operating expenses of $404,660 during the nine months ended September 30, 2013, a decrease of $1,372,175 or 77%, as compared to $1,776,835 for the nine months ended September 30, 2012. The main reason is the reduction of stock for service expense to $48,353 from $1,446,500 in the prior period.

Sales and marketing expenses were $96,173 for the period ended September 30, 2013, an increase of $18,437 or 24% over the prior period. General and administrative expenses were $260,133 for the period ended September 30, 2013, an increase of $7,869 or 3% over the prior period.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

The sales in 2012 were $31,148, an increase of $27,322 or 714%, as compared to $3,826 for the year ended December 31, 2011. The increase was due mainly to the availability of products for sale. We also incurred costs of $33,546 related to the sales during the fiscal year ended December 31, 2012 as compared to $1,160 for the year ended December 31, 2011.

We incurred operating expenses of $2,366,333 during the fiscal year ended December 31, 2012, a decrease of $175,500 or 10%, as compared to $1,930,937 for the year ended December 31, 2011. The main reason is the reduction of stock for service expense.

Sales and marketing expenses were $117,970 for the period ended December 31, 2012, an increase of $108,217 over the prior period. General and administrative expenses were $651,344 for the period ended December 31, 2012, an increase of $501,480 or 335% over the prior period. These increases in costs were due to the hiring of 5 independent contractors to work with the Company. Stock for services expense was $1,584,500 for the period ended December 31, 2012, a decrease of $175,500 over the prior period.

Liquidity and Capital Resources

We used cash of $260,177 in our operating activities in the nine months ended September 30, 2013, compared to $467,650 in the same period in 2012. During the nine months ended September 30, 2013 our use of cash was offset by $48,353 by the payment of services with equity, and loss on shares issued of $338,482.  During the nine months ended September 30, 2013, the changes in operating assets and liabilities included decrease in prepaid expenses of $20,000, inventory of $12,30, and account payable of $52,251.

Our financing activities provided cash of $260,267 in the nine months ended September 30, 2013 compared to $488,800 in the same period in 2012. During the nine months ended September 30, 2013, we received proceeds of $250,767 from stock subscription receivable, and $9,500 from issuance of notes payable.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, and results of operations, liquidity or capital expenditures.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses for each period. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include collectability of accounts receivable, accounts payable, sales returns, and recoverability of long-term assets.

Cash and Cash Equivalents

Cash and cash equivalents represent cash and short-term, highly liquid investments with original maturities of three months or less.

Property and Equipment

Property and equipment is stated at cost. The cost of additions and improvements are capitalized while maintenance and repairs are expensed as incurred. Depreciation of property and equipment is provided on a straight-line basis over the estimated useful lives of the assets, ranging from 3 to 5 years.

Revenue Recognition

Revenues from product sales are recorded when all four of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) our price to the buyer is fixed or determinable; and (iv) collectability is reasonably assured. Our policy is to report our sales levels on a net revenue basis, with net revenues being computed by deducting from gross revenues the amount of actual sales returns and the amount of reserves established for anticipated sales returns.

Our policy for shipping and handling costs billed to customers is to include these costs in revenue in accordance with ASC Topic 605, “Revenue Recognition,” which requires that all shipping and handling billed to customers should be recorded as revenue. Accordingly, we record our shipping and handling amounts within net sales and operating expenses.

Income Taxes

We account for income taxes in accordance with ASC Topic 740, “Income Taxes”. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Stock-Based Compensation

We record stock-based compensation in accordance with ASC Topic 718, “Compensation - Stock Compensation.” ASC Topic 718 requires companies to measure compensation cost for stock-based employee compensation at fair value at the grant date and recognize the expense over the employee’s requisite service period. Under ASC Topic 718, volatility is based on the historical volatility of our stock or the expected volatility of the stock of similar companies. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

We use the Black-Scholes option-pricing model, which was developed for use in estimating the fair value of options. Option-pricing models require the input of highly complex and subjective variables including the expected life of options granted and the expected volatility of our stock price over a period equal to or greater than the expected life of the options. Because changes in the subjective assumptions can materially affect the estimated value of our employee stock options, it is management’s opinion that the Black-Scholes option-pricing model may not provide an accurate measure of the fair value of our employee stock options. Although the fair value of employee stock options is determined in accordance with ASC Topic 718 using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

Earnings Per Share

Earnings per share is calculated in accordance with the ASC Topic 260, “Earnings Per Share.” Basic net income or loss per share is computed by dividing the net income or loss available to common stockholders by the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options and warrants were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants that are deemed “in the money” are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Also, under this method, convertible notes are treated as if they were converted at the beginning of the period. For all periods presented, the aforementioned securities were determined to be anti-dilutive and the number of shares used to determine basic and diluted earnings per share were the same.

Quantitative and Qualitative Disclosures About Market Risk

As a smaller reporting company, we are not required to provide this information.

Item 3.  Properties.

The principal offices of Rapid Fire are located at 311 West Third St., Suite 1234, Carson City, NV, 89703. The Nevada Business center is contracted by Rapid Fire Marketing to forward mail to management, accounting and administrative personnel within the Company. The Nevada Business center also aids the Company with annual reports to the Nevada Secretary of State as well as other, smaller, administrative tasks. The Company has no assets within the Nevada Business Center.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information as of February 14, 2014 regarding the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) by each of our directors and executive officers and (iii) by all of our executive officers and directors as a group. 2Each of the persons named in the table has sole voting and investment power with respect to common stock beneficially owned. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage Owned (2)
Thomas Allinder	50,000,000	1.8%
All directors and named executive officers as a group (1 individual)	50,000,000	1.8%

5% or More Shareholders
Red Bowl Living Trust	180,000,000	6.5%

*	Except as otherwise indicated, the address of each of the following persons is c/o Rapid Fire Marketing, Inc., 1802 N. Carson St., Carson City, NV 89701.
(1)	Beneficial ownership is determined based on factors including voting and investment power with respect to shares.
(2)	Percentage of beneficial ownership is based on the 2,789,513,042 shares of common stock outstanding as of February 2, 2014.

Change in Control

There are no present arrangements known to the Company, including any pledge by any person of the Company’s securities, the operation of which may at a subsequent date result in a change in control of the Company.

Item 5. Directors and Executive Officers.

Set forth below are our present directors and executive officers as of February 13, 2014. Note that there are no other persons who have been nominated or chosen to become directors nor are there any other persons who have been chosen to become executive officers. There are no arrangements or understandings between any of the directors, officers and other persons pursuant to which such person was selected as a director or an officer. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers serve at the discretion of the Board of Directors.

		Present Position
Name	Age	and Offices

Thomas Allinder	55	Chief Executive Officer and Sole Director

Set forth below are brief accounts of the business experience during the past five years of each director and executive officer of the Company.

Thomas Allinder has served as our Chief Executive Officer and Director since March 15, 2012. Prior to joining us, Mr. Allinder served as the President of Wall Street Branding from June 2010 to March 2012, where he represented Rapid Fire Marketing with regard to public and investor relations. From January 2007 to June 2010 Mr. Allinder served as Founder and President at New River Financial Group, LLC, for publicly traded companies including financing, reverse mergers, investor relations and public relations. During January 2007 to June 2010, Mr. Allinder did consulting work for publicly traded companies, such as Bebida Beverage Company (OTC: BBDA), Cord Blood America (OTCBB: CBAI) and Axiologix, Inc. (OTC: AXLX). Mr. Allinder was chosen to serve on our Board because of his management and operational skills from his past management positions, as well as his public relations knowledge and experience advising public companies on strategic matters.

Involvement in Certain Legal Proceedings

To the best of our knowledge, neither of our sole director and executive officer or our promoter and control person (as identified under “Certain Relationships and Related Transactions”) has, during the past ten years:

-	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

-	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

-	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

-	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

-	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

-	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Committees; Audit Committee Financial Expert

Our board does not have an Audit Committee or other committees.

Changes in Nominating Procedures

None.

Significant Employees

Except as disclosed below, we have no employees who are not executive officers, but who are expected to make a significant contribution to our business. We intend in the future to hire independent contractors on an as needed basis.

Cheryl Shuman was retained in May, 2012 to provide public relations and product placement for Rapid Fire Marketing. Ms. Shuman is a notable person in the medical marijuana community and the Company expects that, her involvement with the Company shall have a positive impact on product sales.

Family Relationships

None of the directors and officers is related to any other director or officer of the Company.

Item 6.  Executive Compensation.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the total compensation paid during our fiscal year ended December 31, 2013, and our fiscal year ended December 31, 2012, for (i) our Chief Executive Officer, Thomas Allinder, and (ii) three additional individuals who are former executive officers but were not serving as an executive officer at the end of the fiscal year ended December 31, 2013 (collectively, our “named executive officers”).

Position	Fiscal Year	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas Allinder	2013	150,000		-	-		-	-	-	-	150,000
CEO	2012	104,200		-	135,000	(1)	-	-	-	-	239,200
Michael Amezquita	2013	-		-	-		-	-	-	-	-
Former CEO	2012	43,570	(2)	-	-		-	-	-	-	43,570
Brent Fouch	2013	-		-	-		-	-	-	-	-
Former CEO	2012	-		-	206,000	(3)	-	-	-	-	206,000

(1)	In the fiscal year ended December 31, 2012, Mr. Allinder received 50,000,000 shares of common stock of the Company.
(2)	In March 2012, Mr. Amezquita resigned from all of his positions with the Company. While an officer of the Company, Mr. Amezquita was receiving a base salary of $5,000 per month.
(3)	During the fiscal year ended December 31, 2012 Mr. Fouch received 90,000,000 shares of common stock of the Company.

(4)	Mr. Allinder was paid $35,000 in salary in 2012 and $109,652 in 2013.

Narrative Disclosure to Summary Compensation Table.

Employment Agreement with Thomas Allinder.

In March 2012, we entered into an employment agreement with Mr. Allinder as the Company’s Chief Executive Officer. Mr. Allinder’s employment agreement provides for a five-year term and an annual salary of $150,000 and 50 million shares of restricted stock. At the beginning of each successive 12-month period over the term of this Agreement thereafter, this annual salary shall be increased over the next 12 months by a sum equal to or greater than 7.5% of the annual salary for the preceding 12-month period, provided that the Board of Directors approves such increase. A copy of the Employment Agreement is attached hereto as Exhibit 10.4.

Other than as described above, we have no plans or arrangements with respect to remuneration received or that may be received by our named executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control.

Outstanding Equity Awards at December 31, 2012.

None.

Narrative Disclosure of Compensation Policies and Practices as they Relate to the Company’s Risk Management.

We believe that our compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on us.

Compensation of Directors

No cash compensation was paid to our directors for their services as directors since our inception. We have no standard arrangement pursuant to which our directors are to be compensated for their services in their capacity as directors except for the granting from time to time of incentive stock options. The board of directors may award special remuneration to any director undertaking any special services on behalf of our company other than services ordinarily required of a director. Other than indicated above, no director received and/or accrued any compensation for his services as a director, including committee participation and/or special assignments.

Item 7.  Certain Relationships and Related Transactions, and Director Independence.

Prior Management Activities

During the periods reported, we believe our prior management team may have engaged in activities that were outside the scope of the Company’s business. Prior management has disagreed with these findings. On January 27, 2014, the Company entered into a settlement with the prior management regarding these issues. As a result of the settlement agreement, prior management has agreed to return 60,000,000 shares of the Company’s common stock previously issued to them for services rendered and in return the Company has agreed to release prior management from any claims related to all costs deemed of a non-business nature.

Director Independence

Our Common Stock is not quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our board of directors be independent and therefore, the Company is not subject to any director independence requirements. Under NASDAQ Rule 5605(a)(2)(A), a director is not considered to be independent if he or she also is an executive officer or employee of the corporation. Under such definition our sole officer and director, Thomas Allinder, would not be considered an independent director.

Except as otherwise indicated herein, there have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 and Item 407(a) of Regulation S-K.

Item 8.  Legal Proceedings.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

Item 9.  Market Price Of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

As of February 12, 2014, the closing price of our common stock was $0.0033.

Our common stock is listed to trade on the OTC Pink Limited tier of the OTC Markets under the symbol “RFMK.” The following table reflects the high and low bids for our common stock for periods indicated. The quotations reflect high and low bid price on a daily basis and reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low
Fiscal year ended December 31, 2011
January 1 to March 31, 2011	$0.0088	$0.0015
April 1 to June 30, 2011	$0.0240	$0.0023
July 1 to September 30, 2011	$0.0082	$0.0009
October 1 to December 31, 2011	$0.0046	$0.0008
Fiscal year ended December 31, 2012
January 1 to March 31, 2012	$0.0093	$0.0024
April 1 to June 30, 2012	$0.0047	$0.0015
July 1 to September 30, 2012	$0.0031	$0.0008
October 1 to December 31, 2012	$0.0038	$0.0011
Fiscal year ended December 31, 2013
January 1 to March 31, 2013	$0.0038	$0.0013
April 1 to June 30, 2013	$0.0017	$0.0008
July 31 to September 30, 2013	$0.0010	$0.0004
October 1 to December 31, 2013	$0.0005	$0.0002

Holders

As of February 2, 2014, there were 61 holders of record of our common stock.

Dividends

We have not declared cash dividends on our common stock since our inception and we do not anticipate paying any cash dividends in the foreseeable future.

Item 10.  Recent Sales of Unregistered Securities.

The following is a summary of transactions by us since January 1, 2011, involving sales of our securities that were not registered under the Securities Act. Each sale was exempt from registration under either Section 4(2) of the Securities Act or Section 3(a)(9) of the Securities Act because (i) the securities were offered and sold only to accredited investors; (ii) there was no general solicitation or general advertising related to the offerings; (iii) each investor was given the opportunity to ask questions and receive answers concerning the terms of and conditions of the offering and to obtain additional information; (iv) the investors represented that they were acquiring the securities for their own account and for investment; and (v) the securities were issued with restrictive legends where required.

For the year ended December 31, 2011, we issued 466,480,000 shares of stock to seven investors. Of this amount, 100,000,000 was issued to its officer (Michael Amezquita was the sole officer) for services valued at market which was $0.0122, resulting in an expense of $1,220,000 as shown on the statement of operations under stock for services. 327,000,000 shares of stock were issued from the conversion of 10,900,000 shares of preferred stock, and the balance or 39,480,000 shares were issued for cash of $250,100 received in 2010.

During the year ended December 31, 2012, we issued 858,195,864 shares of common stock to nine investors. Of this amount 185,000,000 shares was issued for services; 193,500,150 shares was issued for a settlement of debt valued at $167,958, 40,290,000 shares of stock were issued from the conversion of 1,343,000 shares of preferred stock, and the balance of 439,405,714 shares were issued for cash of $438,800.

The above shares were issued in reliance on the exemption under Section 4(2) of the Securities Act. These shares of our common stock qualified for exemption under Section 4(2) since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, manner of the issuance and number of shares issued. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On September 19, 2012, the Supreme Court of the State of California for the County of Los Angeles Central District (the “Court”), entered an order (the “Order”) approving, among other things, the fairness of the terms and conditions of an exchange pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with a stipulation of settlement (the “Settlement Agreement”) between Rapid Fire Marketing, Inc., a Nevada corporation (the “Company”), and Ironridge Global IV, Ltd. (“Ironridge”), in the matter entitled Ironridge Global IV, Ltd. v. Rapid Fire Marketing, Inc., Case No. BC 490059 (the “Action”). Ironridge commenced the Action against the Company to recover an aggregate of $643,133.84 of past-due accounts payable of the Company, plus fees and costs (the “Claim”). The Order provides for the full and final settlement of the Claim and the Action. The Settlement Agreement became effective and binding upon the Company and Ironridge upon execution of the Order by the Court on September 19, 2012. In 2013, 780,000,000 shares of common stock were issued to Ironridge Global IV, Ltd. for settlement of the Claim.

The issuance of common stock to Ironridge pursuant to the terms of the Settlement Agreement approved by the Order is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof, as an issuance of securities in exchange for bona fide outstanding claims, where the terms and conditions of such issuance are approved by a court after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear.

Item 11.  Description of Registrant’s Securities to be Registered.

(a)	Common Stock.

We are authorized by our Certificate of Incorporation to issue 5,000,000,000 shares of common stock, par value $0.001 per share (the "Common Stock"). As of February 2, 2014, 2,789,513,042 shares of Common Stock were issued and outstanding.

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

The description of certain matters relating to the securities of the Company is a summary and is qualified in its entirety by the provisions of the Company's Certificate of Incorporation and Memorandum of Association and Articles of Association, copies of which have been filed as exhibits to this Form 10.

(b)	Debt Securities.

None.

(c)	Other Securities To Be Registered.

None.

Item 12.  Indemnification of Directors and Officers.

Our articles provide to the fullest extent permitted by Nevada law, that our directors or officers shall not be personally liable to the Company or our stockholders for damages for breach of such director’s or officer’s fiduciary duty.  The effect of this provision of our articles is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of the Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute.  We believe that the indemnification provisions in our articles are necessary to attract and retain qualified persons as directors and officers.

Nevada corporate law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 13.  Financial Statements and Supplementary Data.

The financial statements required to be included in this registration statement appear at the end of the registration statement beginning on page F-1. (see Item 15).

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices or financial statement disclosure.

Item 15.  Financial Statements and Exhibits.

(a) Financial Statements:

See the financial statements annexed to this Registration Statement which financial statements are incorporated herein by reference.

(b) Exhibits:

Exhibit
Number	Description
3.1*	Articles of Incorporation filed on May 11, 2007
3.2*	Amended Articles of Incorporation filed on December 2, 2008
3.3*	Amended Articles of Incorporation filed on July 28, 2011
e	Bylaws
4.1*	Designation of Series B Preferred Stock
10.1*	Certificate of Merger of N-Vision Technology, Inc. into Ponder Industries, Inc., a Delaware corporation, as filed with the Secretary of State of the State of Delaware. (2007)
10.2*	Agreement with Pyrenees Investments, LLC.
10.3*	Agreement with Cheryl Shuman
10.4*	Employment Agreement between the Company and Thomas Allinder
23.1*	Consent of Independent Public Accounting Firm

 * Filed herewith

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 13, 2014	RAPID FIRE MARKETING, INC.

By: /s/Thomas Allinder
Name: Thomas Allinder
Title: President

ITEM 13. Financial Statements and Supplementary Data.

RAPID FIRE MARKETING, INC.

FINANCIAL STATEMENTS

SEPTEMBER 30, 2013

RAPID FIRE MARKETING, INC.

TABLE OF CONTENTS

Balance Sheets as of September 30, 2013 and December 31, 2012	F-2
Statements of Operations for the nine months ended September 30, 2013 and 2012	F-3
Statements of Cash Flows for the years ended December 31, 2012 and 2011	F-4
Notes to Financial Statements	F-5

RAPID FIRE MARKETING, INC

Balance Sheets (unaudited)

September 30, 2013 and December 31,2012

	As of September 30,	As of December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,812	$1,722
Accrued interest	13,554	4,012
Prepaid expense	-	20,000
Inventory	132,596	145,526
Deposit on inventory	214,175	214,175
Total current assets	362,137	385,435
Total assets	$362,137	$385,435

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable and accrued liabilities	157,961	105,710
Notes payable	23,500	14,000
Total current liabilities	181,461	119,710

Stockholders' Equity:
Preferred stock, $0.001 par value, 25,000,000 shares authorized, 7,790,150 and 10,790,150 shares issued and outstanding, respectively	7,790	10,790
Common Stock, $0.001 par value 2,000,000,000 shares authorized, 2,330,113,736 and 1,550,113,736 shares issued and outstanding, respectively	2,330,114	1,550,114
Stock to be issued	10,000	571,518
Additional paid-in capital	12,822,769	12,651,416
Stock subscription receivable	(1,199,233)	(1,450,000)
Accumulated deficit	(13,790,764)	(13,068,113)
Total stockholders' equity	180,676	265,726

Total liabilities and stockholders' equity	$362,137	$385,435

The accompanying notes are an integral part of these financial statements.

F-2

RAPID FIRE MARKETING, INC

Statements of Operations (unaudited)

For the Three and Nine Months ended September 30, 2013 and 2012

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2013	2012	2013	2012

Sales	$3,242	$22,788	$16,788	$25,625

Cost of sales	1,166	6,361	5,343	10,796

Gross profit	2,076	16,427	11,445	14,829

Operating expenses
Sales and marketing	16,971	59,922	96,173	77,737
Research and development	-	335	-	335
General and administrative	91,124	120,666	260,133	252,264
Stock for services	-	64,500	48,353	1,446,500
Total operating expenses	108,095	245,423	404,660	1,776,835

(Loss) from operations	(106,019)	(228,996)	(393,215)	(1,762,006)

Other income (expense)
Interest income	3,023	358	9,542	358
Interest expense	(178)	-	(496)	-
Gain (loss) on shares issued	12,305	-	(338,482)	-
Non-business activity	-	(28,722)	-	(251,791)

Total other income (expense)	15,150	(28,364)	(329,436)	(251,434)

(Loss) income before income taxes	(90,869)	(257,360)	(722,651)	(2,013,440)
Income taxes	-	-	-
Net (loss) income attributable to common shareholders	$(90,869)	$(257,360)	$(722,651)	$(2,013,440)

Net (Loss) per share from operations	$(0.00)	$(0.00)	$(0.00)	$(0.01)

Basic weighted average number of shares of common stock outstanding	1,885,113,886	911,063,355	1,785,586,108	293,988,022

The accompanying notes are an integral part of these financial statements.

F-3

RAPID FIRE MARKETING,INC

Statements of Cash Flows (unaudited)

Nine Months Ended September 30, 2013 and 2012

	2013	2012
Cash flows from operating activities
Net (loss) income	$(722,651)	$(2,013,440)
Adjustments to reconcile net (loss) income to net cash used by operating activities:
Increase in accrued interest receivable	(9,542)	(358)
Non business loss without cash outflow	-	82,000
Stock for service	48,353	1,446,500
Loss on share issued	338,482	-
Changes in operating assets and liabilities:
(Increase) decrease in Accounts Receivable	-	(13,172)
(Increase) decrease in Prepaid Expense	20,000	-
(Increase) decrease in Inventory	12,930	(24,289)
Increase in Accounts Payable	52,251	55,107
Net cash used by operating activities	(260,177)	(467,650)

Cash flows from financing activities:
Proceeds from note payable	9,500	-
Stock Subscription receivable	250,767	50,000
Common stock issued for cash	-	438,800
Net cash provided by financing activities	260,267	488,800

Net increase in cash	90	21,150
Cash at beginning of period	1,722	3,327
Cash at end of period	$1,812	$24,477

SUPPLEMENTARY CASH FLOW INFORMATION:
Income taxes paid	$-	$-
Interest paid	$-	$-

The accompanying notes are an integral part of these financial statements.

F-4

RAPID FIRE MARKETING, INC

Notes to Financial Statements

September 30, 2013

Note 1 - Organization and Description of Business

Rapid Fire Marketing, Inc. (the “Company” or “RFMK”) was incorporated under the laws of the state of Delaware in 1989 as G.D.E. Search Corporation. In 2001 the Company changed its name to N-Vision Technology. In July 2007 the Company changed its name to Rapid Fire Marketing, Inc.

The Company sells Bionic cigarettes, which operates much the same way as an actual cigarette but instead of smoke, a nicotine vapor is produced that is tar and odor free. The Bionic cigarette is also free of most of the harmful chemicals found in burning of actual cigarettes. The Company also provides full service marketing, consulting and management services primarily for the medical cannabis industry under proposition 215 of the California legislature related to the legal dispensing of medical marijuana.

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly- liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

Inventory

Inventory consists of finished product, Bionic cigarettes valued at the lower of cost or market valuation under the first-in, first- out method of costing.

Depreciation of Fixed Assets

Fixed assets are stated at cost and depreciated, net of salvage value, using the straight-line method over the estimated useful lives of the assets. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred.

Revenue Recognition

The Company generates revenue from consulting services which are recognized when the service is completed pursuant to a consulting agreement. For product sales of Bionic cigarettes revenue is recognized when the purchase is complete and shipment has occurred.

Stock-Based Compensation

The Company follows ASC 718-10, "Stock Compensation", which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. The Company has not adopted a stock option plan and has not granted any stock options. The Company granted stock awards, at market value, to its advisors for services rendered. Accordingly, stock-based compensation has been recorded to date.

F-5

Income Taxes

Income taxes are provided in accordance with Codifications topic 740, “Income Taxes”, which requires an asset and liability approach for the financial accounting and reporting of income taxes. Current income tax expense (benefit) is the amount of income taxes expected to be payable (receivable) for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred income tax expense is generally the net change during the year in the deferred income tax asset and liability. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be “more likely than not” realized in future tax returns. Tax rate changes and changes in tax law are reflected in income in the period such changes are enacted.

Earnings (loss) per share

Basic earnings (loss) per share are computed by dividing the net income (loss) by the weighted-average number of shares of common stock and common stock equivalents (primarily outstanding options and warrants). Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later. As of the balance sheet dates the Company had no outstanding warrants.

Note 3 - Note Receivable

As of September 30, 2013, the Company held 29 notes receivable (the “Notes”) from one issuer totaling $1,450,000 related to the sale of Preferred Stock. The principal balance outstanding under the Notes bears interest at the rate of 1.0% per annum. The entire unpaid principal balance, interest and any other charges due and payable under these Notes will become due and payable 29 months from the date of issuance (September 21, 2012). The Notes deemed not due and payable should the Company not have either 1) a registration statement on file and effective with the SEC covering the underlying common shares issuable as a result of the Preferred Shares, or 2) that the underlying common shares are eligible for trading under the then current Rule 144 as promulgated by the Securities of Act of 1933, as amended. The Company is also required to maintain adequate coverage of Authorized shares, and must have the ability to issue common shares to the holder of the Preferred Shares in electronic format. Other customary events of default also apply.

Note 4 - Stockholders’ Equity

Preferred Stock

During the nine months ended September 30, 2013, the Company converted 3,000,000 of preferred shares into 90,000,000 common shares.

Common Stock

During the nine months ended September 30, 2013, the Company issued 780,000,000 shares of common stock. Of this amount 43,089,214 shares were issued for services; 90,000,000 shares of stock were issued from the conversion of 3,000,000 shares of preferred stock, and the balance of 646,910,786 shares were issued for a settlement of debt valued at $561,518.

Note 5 - Related Party Transactions

On March 28, 2013 Company executed a 3% convertible note with a shareholder for $9,500. The note is due within one year.

F-6

RAPID FIRE MARKETING, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

F-7

RAPID FIRE MARKETING, INC.

F-8

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Rapid Fire Marketing, Inc.

Carson City, Nevada

We have audited the accompanying balance sheets of Rapid Fire Marketing, Inc. as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rapid Fire Marketing, Inc. as of December 31, 2012 and 2011, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Rapid Fire Marketing, Inc. will continue as a going concern. As discussed in Note 10 to the financial statements, the Company has incurred losses from operations, has limited working capital, and is in need of additional capital to grow its operations so that it can become profitable. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are described in Note 10. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC
Bingham Farms, Michigan
September 24, 2013

F-9

RAPID FIRE MARKETING, INC.

Balance Sheets

December 31, 2012 and 2011

	2012	2011
Assets
Current Assets
Cash and cash equivalents	$1,722	$3,327
Prepaid expense	20,000	—
Inventory	145,526	—
Deposit for inventory	214,175	—
	381,423	3,327
Other Assets
Interest receivable	4,012	—

Total assets	$385,435	$3,327

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	105,710	6,015
Notes payable	14,000	—
Total liabilities	119,710	6,015

Stockholders' equity (deficit)
Preferred stock, $.001 par value, 25,000,000 shares authorized, 10,790,000 and 41,333,000 shares issued and outstanding, respectively	10,790	4,133
Common Stock, $.001 par value 2,000,000,000 shares authorized, 1,550,113,736 and 691,918,022 shares issued and outstanding, respectively	1,550,114	691,918
Stock to be issued	571,518	10,000
Additional paid-in capital	12,651,416	9,414,169
Stock subscription receivable	(1,450,000)	—
Accumulated deficit	(13,068,113)	(10,122,908)
Total stockholders' equity (deficit)	265,725	(2,688)

Total liabilities and stockholders’ equity (deficit)	$385,435	$3,327

The accompanying notes are an integral part of these financial statements.

F-10

RAPID FIRE MARKETING, INC.

Statements of Operations

Years Ending December 31, 2012 and 2011

	2012	2011

Sales	$31,148	$3,826

Cost of sales	33,546	1,160

Gross profit (loss)	(2,398)	2,666

Operating expenses
Sales and marketing	117,970	9,753
Research and development	335	—
General and administrative	651,344	149,864
Stock-based compensation	1,584,500	1,760,000
Depreciation	—	—
Bad debt expense	12,184	11,320
Total operating expenses	2,366,333	1,930,937

(Loss) from operations	(2,368,731)	(1,928,271)

Other income (expense)
Loss on issuance of stock	(328,842)	—
Interest income	4,012	1,320
Non-business income (expense)	(251,644)	(54,821)

Total other income (expense)	(576,474)	(53,501)

(Loss) before income taxes	(2,945,205)	(1,981,772)
Provision for income taxes	—	—
Net (loss)	$(2,945,205)	$(1,981,772)

Net (loss) per share	$(0.00)	$(0.00)

Basic weighted average number of shares of common stock outstanding	1,088,040,844	462,792,198

The accompanying notes are an integral part of these financial statements.

F-11

RAPID FIRE MARKETING, INC.

Statement of Changes in Stockholders' Equity (Deficit)

Years Ended December 31, 2012

			Series A Preferred						Total
	Common Stock		stock		Additional		Stock		Stockholders’
	Numbers		Numbers		Paid	Shares to	Subscription	Accumulated	Equity
	of Shares	Amount	of Shares	Amount	in Capital	be issued	receivable	Deficit	(Deficit)
Balance at December 31, 2010	225,438,022	$225,438	11,033,000	$11,033	$7,724,599	$250,100	$—	$(8,141,136)	$70,034

Common stock issued for services	100,000,000	100,000			1,120,000				1,220,000

Preferred stock issued for services			3,000,000	3,000	537,000				540,000

Preferred stock converted to common stock	327,000,000	327,000	(10,900,000)	(10,900)	(316,100)				—

Preferred stock issued for cash			1,000,000	1,000	138,050				139,050

Common stock issued for cash received in 2010	39,480,000	39,480			210,620	(250,100)			—

Cash received for common stock to be issued in 2012						10,000			10,000

Net loss								(1,981,772)	(1,981,772)

Balance at December 31, 2011	691,918,022	691,918	4,133,000	4,133	9,414,169	10,000		(10,122,908)	(2,688)

Common stock issued for services	185,000,000	185,000			281,500				466,500

Preferred stock issued for services			8,000,000	8,000	1,192,000				1,200,000

Preferred stock converted to common stock	40,290,000	40,290	(1,343,000)	(1,343)	(38,947)				—

Common stock issued for cash	439,405,714	439,406			(606)				438,800

Preferred stock issued for cash and notes receivable			150	0	1,500,000		(1,450,000)		50,000

Common stock issued to settle debt	193,500,000	193,500			303,300	561,518			1,058,318

Net loss								(2,945,205)	(2,945,205)

Balance at December 31, 2012	1,550,113,736	$1,550,114	10,790,150	$10,790	$12,651,416	$571,518	$(1,450,000)	$(13,068,113)	$265,725

The accompanying notes are an integral part of these financial statements.

F-12

RAPID FIRE MARKETING, INC.

Statements of Cash Flows

Years Ending December 31, 2012 and 2011

	2012	2011

Cash flows from operating activities
Net (loss) for the year	$(2,945,205)	$(1,981,772)
Adjustments to reconcile net (loss) to net cash used by operating activities:
Stock issued for non-business activity	82,000	—
Loss on issuance of stock	328,842	—
Stock-based compensation	1,584,500	1,760,000
Bad debt expense	12,184	11,320
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(12,184)	—
(Increase) in interest receivable	(4,012)	(1,320)
(Increase) in prepaid expense	(20,000)
(Increase) in inventory	(145,526)	—
(Increase) in deposit for inventory	(214,175)	—
Increase in accounts payable	829,171	6,015
Net cash used by operating activities	(504,405)	(205,757)

Cash flows from investing activities
Issuance of note receivable	—	(10,000)
Net cash used in investing activities	—	(10,000)

Cash flows from financing activities:
Proceeds from notes payable	14,000	10,000
Preferred stock issued for cash	50,000	139,050
Common stock issued for cash	438,800	—
Net cash provided by financing activities	502,800	149,050

Net (decrease) in cash	(1,605)	(66,707)
Cash at beginning of period	3,327	70,034
Cash at end of period	$1,722	$3,327

SUPPLEMENTARY CASH FLOW INFORMATION:
Income taxes paid	$—	$—
Interest paid	$—	$—

NON-CASH INVESTING AND FINANCING INFORMATION
Common stock issued and to be issued to settle accounts payable	$729,476	$—

The accompanying notes are an integral part of these financial statements.

F-13

RAPID FIRE MARKETING, INC .

Notes to Consolidated Financial Statements

December 31, 2012

Note 1 – Organization and Description of Business

Rapid Fire Marketing, Inc. (the “Company” or “RFMK”) was incorporated under the laws of the state of Delaware in 1989 as G.D.E. Search Corporation. In 2001 the Company changed its name to N-Vision Technology. In July 2007 the Company changed its name to Rapid Fire Marketing, Inc.

The Company sells Bionic cigarettes, which operates much the same way as an actual cigarette but instead of smoke, a nicotine vapor is produced that is tar and odor free. The Bionic cigarette is also free of most of the harmful chemicals found in burning of actual cigarettes.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"). In the opinion of management, all adjustments necessary in order for the financial statements to be not misleading have been reflected herein. The Company has adopted a December 31 year end.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, interest receivable, prepaid expenses, inventory, deposit for inventory, accounts payable and notes payable. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Cash and Cash Equivalents

The Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly- liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

Inventory

Inventory consists of finished product, Bionic cigarettes valued at the lower of cost or market valuation under the first-in, first- out method of costing.

Revenue Recognition

The Company generates revenue from consulting services which are recognized when the service is completed pursuant to a consulting agreement. For product sales of Bionic cigarettes revenue is recognized when the purchase is complete and shipment has occurred.

F-14

Note 2 – Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

The Company follows ASC 718-10, "Stock Compensation", which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. The Company has not adopted a stock option plan and has not granted any stock options. The Company granted stock awards, at market value, to its advisors for services rendered. Accordingly, stock-based compensation has been recorded to date.

Income Taxes

Income taxes are provided in accordance with Codifications topic 740, “Income Taxes”, which requires an asset and liability approach for the financial accounting and reporting of income taxes. Current income tax expense (benefit) is the amount of income taxes expected to be payable (receivable) for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred income tax expense is generally the net change during the year in the deferred income tax asset and liability. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be “more likely than not” realized in future tax returns. Tax rate changes and changes in tax law are reflected in income in the period such changes are enacted.

Earnings (loss) per share

Basic earnings (loss) per share are computed by dividing the net income (loss) by the weighted-average number of shares of common stock and common stock equivalents (primarily outstanding options and warrants). Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later. As of the balance sheet dates the Company had no outstanding warrants.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

Note 3 – Note Receivable

During the year ended December 31, 2011, the Company had a note receivable totaling $11,320, including accrued interest of $1,320. This note and the accrued interest was written off in 2011 as management determined that the debtor company ceased operations and was unable to pay.

As of December 31, 2012, the Company held 29 notes receivable (the “Notes”) from one issuer totaling $1,450,000 related to the sale of Preferred Stock as discussed in Note 5. The principal balance outstanding under the Notes bears interest at the rate of 1.0% per annum. The entire unpaid principal balance, interest and any other charges due and payable under these Notes will become due and payable 29 months from the date of issuance (September 21, 2012). The Notes will be deemed not due and payable should the Company not have either 1) a registration statement on file and effective with the SEC covering the underlying common shares issuable as a result of the Preferred Shares, or 2) that the underlying common shares are eligible for trading under the then current Rule 144 as promulgated by the Securities of Act of 1933, as amended. The Company is also required to maintain adequate coverage of Authorized shares, and must have the ability to issue common shares to the holder of the Preferred Shares in electronic format. Other customary events of default also apply. Interest income on these notes was $4,012 for the year ended December 31, 2012.

Note 4 – Deposit for Inventory

During the year ended December 31, 2012, the Company purchased various products from HexCorp. HexCorp was paid the total amount of $358,134 via the Ironridge 3(a)(10). The company received goods in the amount of $143,959 during the year ended December 31, 2012, and the remaining balance of $214,175 was recorded as deposit for inventory as of December 31, 2012. The remaining inventory was received in January 2013.

F-15

Note 5 – Stockholders’ Equity

Preferred Stock

On September 21, 2012, the Company entered into a Stock Purchase Agreement whereby the purchaser agreed to purchase 150 shares of Series A Preferred Stock, in 30 tranches of 5 Preferred Shares each, at a price of $10,000 per share, for total cash consideration of $50,000 per tranche or a total of $1,500,000. As of December 31, 2012, all of the 150 Preferred Shares had been delivered to the purchaser, and $50,000 cash has been received. The Purchaser delivered 29 executed original Notes for $50,000 each, for the payment of the remaining purchase price for the 29 portions of 5 Preferred Shares.

During the year ended December 31, 2011, the Company issued 3,000,000 shares of preferred stock for services. The shares were valued at $540,000. During the year ended December 31, 2012, the Company issued 8,000,000 shares of preferred stock for services. The shares were valued at $1,200,000.

During the year ended December 31, 2011, the Company converted 10,900,000 preferred shares into 327,000,000 common shares. During the year ended December 31, 2012, the Company converted 1,343,000 of preferred shares into 40,290,000 common shares.

Common Stock

During the year ended December 31, 2011 the Company issued 466,480,000 shares of common stock. Of this amount 100,000,000 shares valued at $1,220,000 were issued to the former CEO for compensation; 327,000,000 shares of stock were issued from the conversion of 10,900,000 shares of preferred stock, and the balance of 39,480,000 shares were issued for cash of $250,100 received in 2010.

During the year ended December 31, 2012 the Company issued 858,195,714 shares of common stock. Of this amount 135,000,000 shares was issued for services; 50,000,000 shares valued at $135,000 were issued to the CEO for compensation; 193,500,000 shares was issued for a settlement of debt valued at $167,958, 40,290,000 shares of stock were issued from the conversion of 1,343,000 shares of preferred stock, and the balance of 439,405,714 shares were issued for cash of $438,800.

Common Stock to be Issued

During the year ended December 31, 2011 the Company received $10,000 from a related party for common shares. As of the year ended December 31, 2012 those shares had not yet been issued.

During the period ended December 31, 2012 the Company agreed to issue additional common shares pursuant to the settlement with Ironridge Global IV, Ltd. discussed in Note 7.

Note 6 – Related Party transactions

Convertible Note

During the year ended December 31, 2012, the Company executed a 3% convertible note with a shareholder for $14,000. The note is due within one year. Until the maturity date, the holder may elect to convert the debenture in whole or in part into common shares at the price of $0.001. The Company evaluated this convertible note for derivatives and determined that they do not qualify for derivative treatment.

F-16

Note 6 – Related Party transactions (continued)

Prior Management Activities

During the periods reported, our prior management engaged in activities that were unrelated to the stated business of the Company. Both Michael Amezquita and Brent Fouch used Company funds for personal expenses, and the Company now believes issued shares to themselves without the proper authority granted by the Board of Directors, of which they controlled. Upon extensive review with the help of a forensic accounting professional, it was determined by current management (CEO Thomas Allinder) that it was in the best interests of the shareholders to properly account for their improper and unauthorized use of Company funds; however, the Company has not engaged a law firm to pursue collection of the funds. For the periods ended December 31, 2011 and 2012 the expense associated with these activities was $54,821 and $251,644, respectively. All remaining shares held by Amezquita and Fouch have been cancelled as of October 9, 2013 and neither have access to or control over any Company accounts.

Note 7 – Loss on the Share Issuance

In September 2012, Ironridge Global IV, Ltd. ("Ironridge") sued the Company in Los Angeles Superior Court for failure to repay approximately $643,134 in debt owed by the Company to Ironridge. This debt was incurred by the Company in the ordinary course of its business and was subsequently acquired from the original creditors by Ironridge. On September 19, 2012, the Company and Ironridge entered into a Settlement Agreement pursuant to which the Company agreed to issue 143,500,000 shares of its common stock to Ironridge as an initial issuance in exchange for extinguishment of the claims against the Company and dismissal of the Litigation. On September 19, 2012, the presiding judge entered an Order Approving Settlement of Claim (the “Order”), pursuant to which the Settlement Agreement became binding on the Company and Ironridge, and, on September 24, 2012, the Settlement Shares were issued to Ironridge. The Company will periodically issue additional common shares to Ironridge (up to their ownership percentage so as not to exceed 9.99%) until all amounts are paid in full.

The terms and conditions of the issuance of the Settlement Shares were approved, after a hearing upon the fairness of such terms and conditions at which Ironridge had the right to appear. The issuance of the Settlement Shares was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 3(a)(10) of such Act.

In connection with the Ironridge matter described above, as well as other negotiated settlements, the Company recognized a loss on the share issuance in the amount of $328,842.

Note 8 – Commitments

RFMK neither owns nor leases any real or personal property. An officer has provided office services without charge. There is no obligation for the officer to continue this arrangement. Such costs are immaterial to the financial statements and accordingly are not reflected herein. The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

Note 9 – Income Taxes

For the years ended December 31, 2012 and 2011, RFMK has incurred net losses before and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward from is approximately $13,068,000 at December 31, 2012, and will expire beginning in the year 2028.

The provision for Federal income tax consists of the following for the years ended December 31, 2012 and 2011:

	2012	2011
Federal income tax benefit attributable to:
Current operations	$1,001,370	$673,802
Less: valuation allowance	(1,001,370)	(673,802)
Net provision for Federal income taxes	$0	$0

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows as of December 31, 2012 and 2011:

	2012	2011
Deferred tax asset attributable to:
Net operating loss carryover	$4,443,159	$3,441,789
Valuation allowance	(4,443,159)	(3,441,789)
Net deferred tax asset	$0	$0

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of approximately $13,068,000 for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

Note 10 – Going Concern

The Company has limited working capital, has incurred losses in each of the past two years, and has not yet received material revenues from sales of products or services. These factors create substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of RFMK to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations. Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

F-17

Note 11 – Subsequent Events

On March 28, 2013 Company executed a 3% convertible note with a shareholder for $9,500. The note is due within one year.

Subsequent to December 31, 2012, the Company issued 635,000,000 shares of common stock. Of this amount 25,000,000 shares were issued for services; 90,000,000 shares of stock were issued from the conversion of 3,000,000 shares of preferred stock, and the balance of 520,000,000 shares were issued for a settlement of debt valued at $451,360.

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to December 31, 2012 through the date these financial statements were issued and has determined that it does not have any material subsequent events to disclose in these financial statements other than the events described above.

F-18